Exhibit 21.1

SUBSIDIARIES OF ACCO BRANDS CORPORATION

State or Country
Name	of Organization

ACCO Brands USA LLC	Delaware
ACCO Australia Pty. Limited	Australia
ACCO Canada Inc.	Ontario, Canada
ACCO Czech a.s.	Czech Republic
ACCO Deutschland GmbH & Co. KG	Germany
ACCO Development, S.A. de C.V.	Mexico
ACCO Eastlight Limited	England
ACCO France S.A.S.	France
ACCO Italia S.p.A	Italy
ACCO Mexicana S.A. de C.V.	Mexico
ACCO Nederland Holdings B.V.	Netherlands
ACCO-Rexel Group Services Limited	England
ACCO-Rexel Limited	Republic of Ireland
ACCO UK Limited	England
Day-Timers, Inc.	Delaware
General Binding Corporation	Delaware
GBC Australia Pty. Limited	Australia
GBC Canada Inc.	Canada
Nihon GBC K.K.	Japan
GBC Mexicana S.A. de C.V.	Mexico
GBC Nederland B.V.	Netherlands
GBC United Kingdom Holdings Ltd.	England